Exhibit 99.1 1800 N Route Z, Suite A Columbia, MO 65202 (800) 338-9585 NASDAQ: AOUT

Contact:

Liz Sharp, VP, Investor Relations

lsharp@aob.com

(573) 303-4620

American Outdoor Brands Completes

Previously Announced Acquisition of Grilla Grills

COLUMBIA, Mo., March 14, 2022 – American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT), an industry leading provider of products and accessories for rugged outdoor enthusiasts, today announced that it has completed the acquisition of substantially all of the assets of Grilla Grills® (“Grilla”), a provider of high-quality, barbecue grills, Wi-Fi-enabled wood pellet grills, smokers, accessories, and modular outdoor kitchens for $27 million in cash, or approximately $24 million after factoring in the future tax benefit resulting from the asset purchase. The acquisition of Grilla will allow American Outdoor Brands to enter the estimated $7 billion, U.S. barbecue grill market with an authentic, direct-to-consumer brand that can benefit from the company’s Dock & Unlock™ strategy and drive growth in the company’s outdoor lifestyle product category.

The signing of the definitive purchase agreement for the acquisition was previously announced on March 10, 2022, and a copy of that announcement can be found at https://ir.aob.com/news-releases/news-release-details/american-outdoor-brands-acquire-grilla-grills.

Grilla is a provider of high-quality, barbecue grills; Wi-Fi-enabled wood pellet grills; smokers; accessories; and modular outdoor kitchens. Established in 2015, the product of founders in the construction and automotive industries, Grilla produces innovative, feature-rich outdoor grills and accessories that incorporate modern designs, and are built from durable materials for longevity and durability. Grilla keeps its products popular and affordable by selling directly to consumers, primarily online and through two retail locations in Holland, Michigan and Dallas, Texas.  For more information on the full line of Grilla products, visit www.grillagrills.com.

About American Outdoor Brands, Inc.

American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT) is an industry leading provider of outdoor products and accessories, including hunting, fishing, camping, shooting, and personal security and defense products, for rugged outdoor enthusiasts.  The company produces innovative, top quality products under its brands Caldwell®; Wheeler®; Tipton®; Frankford Arsenal®; Hooyman®; BOG®; MEAT!; Uncle Henry®; Old Timer®; Imperial®; Crimson Trace®; LaserLyte®; Lockdown®; ust®; BUBBA®; and Schrade®.  For more information about all the brands and products from American Outdoor Brands, Inc., visit www.aob.com.